                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT                        [_]
FILED BY A PARTY OTHER THAN THE REGISTRANT     [_]
CHECK THE APPROPRIATE BOX:
[_]  PRELIMINARY PROXY STATEMENT                                             [_]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                                                  ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  DEFINITIVE PROXY STATEMENT
[_]  DEFINITIVE ADDITIONAL MATERIALS
[_]  SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14a-12



                                    DVI, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[_]  FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(i)(1) AND 0-11.

(1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

(2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

(3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:

(4)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

(5)  TOTAL FEE PAID:

[_]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[_] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

(1)  AMOUNT PREVIOUSLY PAID:

(2)  FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

(3)  FILING PARTY:

(4)  DATE FILED:

                                   DVI, INC.
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 3, 1998
                            ------------------------

To the Stockholders of DVI, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of DVI, Inc. (the "Company") will be held at the Sutton Place Hotel in Chicago, Illinois, on Thursday, December 3, 1998, at 9:00 a.m., local time, for the following purposes:

          1. To elect six directors to constitute the Board of Directors, each to serve until the next annual meeting of Stockholders;

          2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1999; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on October 9, 1998 has been fixed as the record date for the determination of all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment thereof.

     Holders of a majority of the outstanding shares of the Company's Common Stock must be present either in person or by proxy in order for the meeting to be held and it is important that your stock be represented regardless of the number of shares you hold. If you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy for which a return envelope is provided.

                                          By Order of the Board of Directors

                                          /s/ Melvin C. Breaux
                                          MELVIN C. BREAUX
                                          Secretary

Dated: October 26, 1998

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                   DVI, INC.
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 3, 1998
                            ------------------------

     The Board of Directors of DVI, Inc., a Delaware corporation (the "Company"), is soliciting the enclosed proxy for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, December 3, 1998, at 9:00 a.m., local time, at the Sutton Place Hotel, 21 East Bellevue Place, Chicago, Illinois 60611 and at any adjournment thereof. Whether or not you plan to attend the Annual Meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible in the enclosed envelope. The shares of the Company's common stock, par value $.005 per share (the "Common Stock"), represented by proxies will be voted in accordance with the Board of Directors' recommendations unless the proxy indicates otherwise. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company at the address specified below a written revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting.

     The close of business on October 9, 1998 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 14,080,458 shares of Common Stock. Each holder of Common Stock on the Record Date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, office of the Secretary, 500 Hyde Park, Doylestown, Pennsylvania 18901 during ordinary business hours from October 9, 1998 to the date of the Annual Meeting.

     If a stockholder furnishes a proxy but directs the proxy holder to abstain from voting some or all of the shares covered by the proxy on a proposal described in this Proxy Statement, that abstention will have the same effect as voting those shares against the proposal. If shares registered in the name of a broker or other "street name" nominee are voted only as to certain matters before the Annual Meeting and not as to others, because the beneficial owner has not provided voting instructions or the broker has failed to exercise discretionary voting power (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal as to which the broker does not vote. The Company expects that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers will have the authority to vote on all the proposals described in this Proxy Statement if they do not receive instructions from the beneficial owners of those shares. Shares that are the subject of abstentions and broker non-votes are required to be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     The approximate date on which this Proxy Statement and form of proxy is first being sent or given to the Company's stockholders is October 27, 1998.

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998 accompanies this Proxy Statement. The Annual Report shall not be deemed to be soliciting material or, except as set forth under the heading "Annual Report to Stockholders" in this Proxy Statement, incorporated in this Proxy Statement by reference. Brokerage houses, custodians, nominees and others may obtain additional copies of the Annual Report or this Proxy Statement by request to the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six Directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and were elected Directors at the 1997 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as Directors, but if any of them should decline to serve or become unavailable for election as a Director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors accordingly.

     Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting.

                             THE BOARD OF DIRECTORS

     The following table sets forth information concerning the Company's nominees for Director:

                NAME:                   AGE:                  POSITION:
                -----                   ----                  ---------
Gerald L. Cohn........................   70     Director since 1986
John E. McHugh........................   70     Director since 1990
Michael A. O'Hanlon...................   51     Chief Executive Officer since 1995 and
                                                Director since 1993
Nathan Shapiro........................   62     Director since 1995
William S. Goldberg...................   42     Director since 1995
Harry T.J. Roberts....................   64     Director since 1996

     Mr. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor and consultant. Mr. Cohn presently serves as a director of Niagara Steel Corporation and Diametrics Medical Corporation. In addition to his responsibilities as a Director, Mr. Cohn also is an employee of the Company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

     Mr. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

     Mr. O'Hanlon is the Company's Chief Executive Officer since November 1995 and the Company's President since September 1994. Mr. O'Hanlon became a Director in November 1993. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994 he served as an Executive Vice President of the Company. Before joining the Company he served for nine years as President and Chief Executive Officer of Concord Leasing, Inc., a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation. Mr. O'Hanlon is also a director of US Diagnostic Inc.

     Mr. Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and the President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee of Baldwin & Lyons, Inc. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company.

     Mr. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is a current or former director and/or executive officer of several public and privately-owned companies with which GKH Partners, L.P. is affiliated.

     Mr. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also is an employee of the Company. Mr. Roberts has held senior positions in international banking for the past thirty-five years. Since 1978 he has worked in the United States as General Manager of Midland International Bank, London and Svenska Handelsbanken, Stockholm.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended June 30, 1998, the Company paid $2,500 to each director other than Mr. O'Hanlon for each meeting attended in person. In addition, the Company reimburses its directors for travel expenses incurred in connection with their attendance at Board meetings. During the fiscal year ended June 30, 1998, the Board of Directors met a total of four times.

     With the exception of one meeting which was attended by only five of the incumbent directors, each of the incumbent directors attended all meetings of the Board and committees of which he was a member held during the period he served on the Board or such committee.

     The Board of Directors has a standing Audit Committee and a Compensation Committee. The Board has no nominating committee.

     The Audit Committee consists of Messrs. Cohn, McHugh and Roberts and makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and thereafter concerning the auditor's report and management letter. During the fiscal year ended June 30, 1998, the Audit Committee met one time.

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts and met one time as a separate committee during the fiscal year ended June 30, 1998 and also met in the normal course of each of the four Board of Directors' meetings. The Compensation Committee reviews the annual compensation rates of the officers and key employees of the Company, administers the Company's compensation plans and makes recommendations in connection with such plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a Director of the Company for monetary damages for breach of fiduciary duty of care as a Director. Liability is not eliminated for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the Director derived an improper personal benefit.

SECTION 16(A) OF THE EXCHANGE ACT -- BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's Directors, executive officers and any persons holding 10% or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this report any failure to file on a timely basis by such persons. Based solely upon a review of copies of SEC Forms 3, 4 and 5 furnished to the Company during the fiscal year ended June 30, 1998, except as set forth below, all persons subject to the reporting requirements of
Section 16(a) filed all required reports on a timely basis. On October 17, 1997, Anthony J. Turek, an Executive Vice President of the Company, exercised options to purchase 20,000 shares of the Company's common stock. As a result of an administrative error, Mr. Turek's report under Section 16(a) reflecting a change in the nature of his beneficial ownership of these shares was filed late with the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts. No Directors other than those currently serving on the Board of Directors served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee, other than Messrs. Cohn and Roberts, was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 1998, 1997 and 1996 of (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers who were serving as executive officers at the end of the 1998 fiscal year.

                                     ANNUAL COMPENSATION     LONG-TERM COMPENSATION AWARDS
                                     -------------------   ---------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY     BONUS     STOCK OPTIONS AND GRANTS (SHARES)   COMPENSATION(2)
---------------------------  ----    --------   --------   ---------------------------------   ---------------
Michael A. O'Hanlon......    1998    $301,154   $200,000                100,000                    $4,322
President, Chief Executive   1997     301,154     50,000                 30,000                     3,764
Officer and Director         1996     279,808        -0-                    -0-                     1,664
Steven R. Garfinkel......    1998    $225,808   $ 73,000                 50,000                    $2,264
Executive Vice President     1997     201,924     25,000                 15,000                     2,208
and Chief Financial Officer  1996(1)  134,615        -0-                 25,000                     1,466
Richard E. Miller........    1998    $193,303   $ 77,000                 50,000                    $4,070
Executive Vice President     1997     190,890        -0-                 15,000                     2,385
                             1996     267,198        -0-                 10,000                     1,448
Anthony J. Turek.........    1998    $193,154   $ 60,000                 50,000                    $2,197
Executive Vice President     1997     170,654     12,000                 15,000                     2,147
                             1996     159,038     35,000                 10,000                     1,480
Alan J. Velotta..........    1998    $195,750   $ 50,000                 25,000                    $2,113
Vice President               1997     146,750     50,000                 25,000                     2,071
                             1996     120,385     50,000                 25,000                     1,419

---------------
(1) Mr. Garfinkel became an employee of the Company in September, 1995. Therefore, his compensation for the Company's 1996 fiscal year reflects ten months of service.

(2) Each of the amounts in this column includes a $500 matching contribution made by the Company to each of the officer's Employee Savings Plan accounts for the years indicated. The remainder for each of the periods for each of the named officers represents life insurance premiums paid by the Company on behalf of each such officer.

                       OPTION GRANTS IN 1998 FISCAL YEAR

     During the 1998 fiscal year, options to purchase 275,000 shares of Common Stock were granted to the executive officers listed in the Summary Compensation Table.

                    AGGREGATED OPTION EXERCISES IN THE LAST
               FISCAL YEAR END AND FISCAL-YEAR-END-OPTION-VALUES

     The following table sets forth further information for the executive officers listed in the Summary Compensation Table with respect to previously granted options.

                            SHARES                          NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                          ACQUIRED ON          VALUE            UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
NAME                    EXERCISE (#)(1)   REALIZED ($)(1)         FISCAL YEAR-END (#)            FISCAL YEAR-END ($)(2)
----                    ---------------   ---------------   -------------------------------   ----------------------------
                                                            EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                            ------------     --------------   -----------    -------------
Michael A. O'Hanlon...     -0-                N/A             100,000           120,000       $1,686,875      $1,236,500
Steven R. Garfinkel...     -0-                N/A              21,666            68,334          306,448         744,302
Richard E. Miller.....     -0-                N/A              81,666            63,334        1,283,117         659,508
Anthony J. Turek......    20,000           $327,500            56,666            63,334          980,612         659,508
Alan J. Velotta.......     -0-                N/A              34,999            50,001          460,613         578,723

---------------
(1) During the 1998 fiscal year, no stock options were exercised by the executive officers listed in the Summary Compensation Table other than Mr. Turek. On October 17, 1997, Mr. Turek exercised options to purchase 20,000 shares of Common Stock. On that date the closing price of a share of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $18.125. The exercise price of the options was $1.75 per share.

(2) Represents the difference between the closing price of the Company's Common Stock on June 30, 1998 and the exercise price of the options that were exercisable as of that date.

EMPLOYMENT AGREEMENTS AND INCENTIVE COMPENSATION

     The Company has not entered into any employment agreements with any of its employees or executive officers and, other than the Company's 1986 Stock Option Plan, its 1996 Stock Option Plan (the "1996 Option Plan") and the DVI, Inc. 1995 Stock Bonus Plan (the "Stock Bonus Plan") described below, has no long-term incentive compensation plan. The Company, however, does provide short-term incentive compensation to certain executive officers through the award of quarterly and/or annual bonuses based upon certain agreed-upon performance criteria.

     1996 STOCK OPTION PLAN. The Board of Directors adopted the 1996 Option Plan in 1997 and the stockholders of the Company adopted the 1996 Option Plan at the 1997 Annual Meeting and ratified certain option grants previously made under the 1996 Option Plan. The purpose of the 1996 Option Plan is to authorize the grant of (i) non-qualified stock options and (ii) incentive stock options (collectively, "Options") to eligible employees, consultants and directors of the Company or any of its subsidiaries.

     The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors and such committee has exclusive authority to authorize the granting of Options. The total number of shares of Common Stock which may be made the subject of Options granted under the 1996 Option Plan may not exceed 1,500,000. As of the date hereof, Options representing 874,967 shares of Common Stock are outstanding under the 1996 Option Plan. In addition, there are options representing 444,809 shares of Common Stock outstanding under the Company's 1986 Stock Option Plan, the predecessor plan to the 1996 Option Plan; the 1986 Stock Option Plan has expired and no more options may be issued pursuant to such plan. Under the 1996 Option Plan and the 1986 Stock Option Plan, the number of shares which may be issued on exercise of Options is subject to adjustment by reason of stock splits or other similar capital events.

     The Options will have exercise prices not less than 100% of the fair market value of the Common Stock at the date of grant. The holder of the Option is able to exercise the Option from time to time as specified in the particular Option. The expiration date of an Option is determined by the Compensation Committee but shall be no later than ten years from the date of grant. Options are not transferrable under the 1996 Option Plan other than by will or the laws of descent and distributions and (other than with respect to incentive stock options) as otherwise provided by the Compensation Committee.

     THE STOCK BONUS PLAN. Pursuant to the Stock Bonus Plan, the Company has agreed, subject to the discretion of the Compensation Committee, to issue, from time to time an aggregate of not more than 200,000 shares of Common Stock of the Company to certain of its employees if the last sale price of the Company's Common Stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 2000, which condition has been satisfied. The employee must have been employed by the Company during such 30 day period to be eligible to receive shares of Common Stock. The Company also has agreed that, if, at any time prior to December 31, 1998, there is an event or series of events that constitutes a sale of the Company and the consideration to be received per share of Common Stock is $13.00 or more, the Company will issue all 200,000 shares pursuant to the Stock Bonus Plan. As of the date hereof no shares of Common Stock have been issued pursuant to the Stock Bonus Plan.

     SEVERANCE AGREEMENTS. On November 20, 1995 the Company entered into a Severance Agreement (the "Higgins Severance Agreement") with David L. Higgins, the Company's former Chairman and Chief Executive Officer, pursuant to which Mr. Higgins agreed to continue to perform certain consulting and other services for the Company through December 1, 1997 (the "Initial Termination Date"). Pursuant to the Higgins Severance Agreement the Company agreed (i) to pay Mr. Higgins an aggregate of $275,000 through the Initial Termination Date, in installments consistent with the Company's regular payroll schedule; (ii) to provide Mr. Higgins, at the Company's sole expense, with healthcare and life insurance benefits consistent with those provided to the Company's executive officers to the Initial Termination Date; and (iii) to reimburse Mr. Higgins for certain expenses incurred by him while performing services for the Company prior to the Initial Termination Date. On November 26, 1997 the Company and Mr. Higgins amended the Higgins

Severance Agreement to provide that Mr. Higgins would receive an additional $50,000 for providing certain consulting services to the Company through December 31, 1998 and to extend the Initial Termination Date to December 31, 1998.

     On April 4, 1997 the Company entered into a Severance Agreement (the "Guglielmi Severance Agreement") with Dominic Guglielmi, a former Vice President of the Company. Pursuant to the Guglielmi Severance Agreement, the Company agreed to (i) make a lump sum payment to Mr. Guglielmi of $30,000; (ii) pay to Mr. Guglielmi $5,000 for each pay period following the date of the Guglielmi Severance Agreement through June 30, 1998; (iii) provide Mr. Guglielmi, at the Company's sole expense, with healthcare and life insurance benefits consistent with those provided to the Company's executive officers through June 30, 1998; and (iv) take certain actions to register the 88,000 shares of Common Stock received by Mr. Guglielmi in connection with the acquisition by the Company of Medical Equipment Finance Corp. in January 1993 as described herein.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     This report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     A publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). It is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, and, therefore, the Company generally has not attempted to qualify any of its compensation plans, programs and arrangements for any of the exceptions to the Deduction Limitation.

OVERVIEW AND PHILOSOPHY

     Messrs. Cohn, Goldberg, McHugh and Roberts sitting as the Compensation Committee (the "Committee") are responsible for developing the Company's executive compensation policies. The Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executives of the Company. The Committee is responsible for setting and administering the policies which govern annual compensation, the Stock Option Plan, and determination of bonuses for executives.

     There are three elements in the Company's executive compensation program:
     - Base salary compensation.
     - Short-term incentive compensation (bonuses).
     - Long-term incentive compensation (stock options).

     In designing its compensation programs, the Company believes that executive compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

     - Attract and retain key executives important to the long-term success of the Company.

     - Provide incentives for performance with respect to the goals established for each executive by management.

     - Provide incentives for performance with respect to the Company's goals.

     - Align the executive's interests with those of the Company's stockholders through participation in stock-based plans.

     - Reward individuals for outstanding contributions to the Company's success.

     The Committee believes that the executive compensation program provides an overall level of compensation opportunity that is competitive within the medical equipment finance industry. Actual compensation levels may be greater or less than average competitive levels in other companies based upon annual and long-term Company performance as well as individual performance.

                     EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND SHORT-TERM INCENTIVE COMPENSATION

     The Company's general approach to base salary and short-term incentive compensation is to pay salaries which when combined with bonuses are competitive with the salaries and bonuses paid to executives of other companies in the medical equipment finance industry based upon the individual's experience and past and potential contribution to the Company. As described in the Company's Proxy Statement, the base salary for the Company's executive officers for fiscal year 1998 reflects levels deemed by the Board of Directors and the Committee to have been appropriate in view of the prior and expected contribution of the executives to the Company's development. The Company believes that a significant part of the overall compensation paid to executives should consist of bonuses paid annually or quarterly based on the ability of the executive to achieve specified Company, departmental and individual goals.

STOCK OPTION PLAN

     The Board of Directors and the Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interest of employees and stockholders. Stock options will only have value if the Company's stock price increases. In addition, the Company's stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Stock Option Plan authorizes the Committee to award key employees stock options at exercise prices, vesting schedules and with terms established by the Committee.

                                          Compensation Committee
                                            Gerald L. Cohn
                                            William S. Goldberg
                                            John E. McHugh
                                            Harry T.J. Roberts
October 26, 1998

PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the S&P 500 Index, and a Peer Group Index, weighted by market equity capitalization, as of the market close on June 30, 1993 through the end of the fiscal year ended June 30, 1998. The Peer Group consists of publicly traded specialty finance companies, selected by the Company in good faith. The companies selected are the Finova Group Inc., Household International Inc., Comdisco Inc., Leasing Solutions, Inc. and Prime Capital Corporation. Beneficial Corp. and Green Tree Financial Corp., each of which previously were members of the Company's Peer Group, have been replaced by Leasing Solutions, Inc. and Prime Capital Corporation, as information regarding trading in the securities of Beneficial Corp. and Green Tree Financial Corp. is no longer publicly available. Cumulative total returns are calculated assuming that $100 was invested on June 29, 1993 in each of the Common Stock, the S&P 500 Index and the Peer Group Index, and that all dividends were reinvested.

                               PERFORMANCE CHART

[PERFORMANCE CHART]

                                       'DVI, INC.'         STOCK INDEX      PEER GROUP INDEX
1993                                     100.00              100.00              100.00
1994                                     168.89               98.61              108.12
1995                                     208.89              120.91              155.01
1996                                     280.00              148.85              234.24
1997                                     257.78              196.47              363.78
1998                                     453.33              251.67              487.07

                DATA PERIOD: JUNE 30, 1993 THROUGH JUNE 30, 1998

                              CERTAIN TRANSACTIONS

     EMPLOYMENT ARRANGEMENTS. Gerald L. Cohn and Harry T.J. Roberts, who are directors of the Company, also act as employees and advisors to the Company. During the Company's 1998 fiscal year Messrs. Cohn and Roberts were paid $110,423 and $140,000, respectively for the provision of such services.

     FACILITIES LEASE. The Company's principal executive offices located in Doylestown, Pennsylvania are leased from Mr. Walter S. Smerconish, who is the step-son of one of the directors of the Company. During the 1998 fiscal year the Company paid rent of approximately $322,221 to Mr. Smerconish.

     MEDICAL EQUIPMENT FINANCE CORP. In January 1993, the Company acquired all of the outstanding shares of common stock of Medical Equipment Finance Corp. ("MEF Corp.") from MEFC Partners L.P., a Delaware limited partnership ("MEFC Partners"). Under the terms of the original purchase agreement, the purchase price was payable before October 15, 1998 in cash or Common Stock of the Company, as elected by the Company. The Company and the former shareholders of MEF Corp. agreed in June 1995 to set the purchase price of MEF Corp. at 400,000 shares of Common Stock (the "MEFC Shares"). Michael A. O'Hanlon (President, Chief Executive Officer and a Director of the Company), Dominic A. Guglielmi (formerly employed by the Company as a Vice President) and Mark H. Idzerda (President, DVI Business Credit Corporation) are general partners of MEFC Partners and on June 30, 1998 received 132,000, 88,000 and 80,000 of the MEFC Shares, respectively. The remaining 100,000 MEFC Shares were distributed among eight other individuals. In addition, the MEFC Partners have been granted certain registration rights with respect to the MEFC Shares.

     OFFICER LOANS. As of the date hereof, Michael A. O'Hanlon, the Company's President and Chief Executive Officer and a member of the Board of Directors of the Company, has loans outstanding from the Company in the aggregate principal amount of $295,000. The loan was made for Mr. O'Hanlon's personal use and bears interest at 6%, payable quarterly. In addition, during 1998 the Company loaned Mr. O'Hanlon, Richard E. Miller, an Executive Vice President of the Company, and Anthony J. Turek, an Executive Vice President of the Company, $200,000, $150,000 and $124,724, respectively, in connection with purchases of

Company Common Stock by these officers. Each of the loans is outstanding in full as of the date hereof and bear interest at 6%, payable quarterly.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information regarding beneficial ownership of shares of Common Stock as of October 15, 1998 by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each of the officers named in the Summary Compensation Table and all current officers and directors as a group. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based upon the Company's Common Stock records and data supplied to the Company by its stockholders.

                                                   AMOUNT AND NATURE
     NAME AND ADDRESS OF BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP                                  PERCENT OF CLASS
     ------------------------------------       -----------------------                                  ----------------
Gerald L. Cohn***.............................           408,805(1)(2)(3)(4)                                    2.9%
Steven R. Garfinkel***........................            55,366(5)                                               *
William S. Goldberg***........................             3,333(4)                                               *
John E. McHugh***.............................            43,733(1)(4)(6)                                         *
Richard E. Miller**...........................           117,826(7)(8)                                            *
Michael A. O'Hanlon***........................           297,308(9)(10)                                         2.1%
Harry T. J. Roberts***........................             5,333(4)                                               *
Nathan Shapiro***.............................            60,533(4)                                               *
Anthony J. Turek**............................           109,066(11)                                              *
Alan J. Velotta***............................            60,449(12)(13)                                          *
Ronald Baron****..............................         2,621,450(14)                                           18.6%
CIBC Trust Company (Bahamas) Limited*****.....         2,540,720(15)(16)                                       18.0%
All directors & officers as a group (14
  persons)....................................         1,310,799(1)(2)(3)(4)(5)(6)(7)                           8.9%(17)
                                                                (8)(9)(10)(11)(12)(17)

---------------
*      Less than 1%

**     4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660

***   500 Hyde Park, Doylestown, Pennsylvania 18901

****  767 Fifth Avenue, New York, New York 10153

***** P.O. Box N-3933, Nassau, Bahamas

 (1) Includes 20,000 shares of Common Stock which may be purchased on the exercise of warrants granted to certain directors of the Company.

 (2) Does not include (a) 36,500 shares of Common Stock held of record by Cynthia J. Cohn, who is a Vice President of the Company and one of Mr. Cohn's daughters, in her capacity as trustee of the Cynthia J. Cohn Revocable Trust and (b) 9,750 shares of Common Stock held of record by a trust established for the benefit of Clayton Schmidt, Mr. Cohn's grandchild, as to all of which Mr. Cohn disclaims any beneficial interest.

 (3) Includes 75,472 shares of Common Stock which may be exercised upon conversion of $800,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

 (4) Includes 3,333 shares of Common Stock which may be purchased on the exercise of stock options.

 (5) Includes 51,666 shares of Common Stock which may be purchased on the exercise of stock options.

 (6) Does not include 2,000 shares of Common Stock held of record by Mr. McHugh's wife, as to which Mr. McHugh disclaims beneficial ownership.

 (7) Includes 106,666 shares of Common Stock which may be purchased on the exercise of stock options.

 (8)  Includes 160 shares of Common Stock held through the Employee Savings
      Plan.

 (9) Includes 143,333 shares of Common Stock which may be purchased on the exercise of stock options.

(10)  Includes 1,675 shares of Common Stock held through the Employee Savings
      Plan.

(11) Includes 81,666 shares of Common Stock which may be purchased on the exercise of stock options.

(12) Includes 59,999 shares of Common Stock which may be purchased on the exercise of stock options.

(13)  Includes 510 shares of Common Stock held through the Employee Savings
      Plan.

(14) According to Amendment No. 7 to a Schedule 13D dated July 13, 1998 (the "Schedule 13D") filed with the Securities and Exchange Commission Mr. Baron holds (i) 771,000 shares of Common Stock in his capacity as a controlling person of BAMCO, Inc., a registered investment adviser controlled by Mr. Baron which advises Baron Asset Fund; (ii) 630,400 shares of Common Stock in his capacity as a controlling person of Baron Capital Management, Inc., a registered investment adviser; (iii) 220,000 shares of Common Stock in his capacity as one of the general partners of Baron Capital Partners; and (iv) 50 shares of Common Stock personally. According to the Schedule 13D, Mr. Baron disclaims beneficial ownership of the shares of Common Stock described in subclauses (i), (ii) and (iii) of the preceding sentence.

(15) Held by Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as trustee of trusts for the benefit of the grandchildren of A.N. Pritzker, deceased. Does not include 56,339 shares of Common Stock owned by a partnership comprised of trusts for the benefit of members of the Pritzker Family. CIBC is not the trustee of such trusts. As used herein, the term "Pritzker Family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.

(16) Includes 716,981 shares of Common Stock held by CIBC, as trustee for certain trusts which may be exercised upon conversion of $7,600,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

(17) Includes 111,247 shares which may be purchased on the exercise of stock options, in addition to those shares that may be purchased on the exercise of options and warrants and upon conversion of certain notes set forth in footnotes (1), (3), (4), (5), (7), (9), (11) and (12).

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the election of each nominee specified in this proposal. The Board of Directors unanimously recommends that you vote FOR the election of each nominee specified in this proposal. Proxies solicited by the Board of Directors will be voted for the nominees specified in this proposal unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

                                   PROPOSAL 2

                 PROPOSAL TO RATIFY APPOINTMENT OF ACCOUNTANTS

     The Company proposes to select Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending June 30, 1999. Deloitte & Touche LLP has been the independent accountants for the Company since May 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company's independent certified public accountants. Proxies solicited by the Board of Directors will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998 (the "Annual Report"), which accompanies this Proxy Statement, contains the consolidated financial statements of the Company. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations (collectively, the "Financial Statements"), are incorporated by reference herein and are considered a part of the proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The Company has received no stockholder proposals to be voted on at this meeting. Appropriate stockholder proposals which are intended to be presented at the 1999 Annual Stockholders' Meeting must be received by the Company no later than July 10, 1999, in order to be included in the 1999 proxy materials.

                                 OTHER MATTERS

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company may pay brokers, nominees, fiduciaries or other custodians for their reasonable expenses in sending proxy materials to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone, facsimile, telex or telegraph.

     As of the date of this Proxy Statement, the management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          MELVIN C. BREAUX
                                          Secretary

October 26, 1998

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST TO INVESTOR COMMUNICATIONS, DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901.

                                                                           PROXY
                                    DVI, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 3, 1998

            The undersigned hereby constitutes and appoints Michael A. O'Hanlon and Melvin C. Breaux, or either of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of Common Stock of DVI, Inc. (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sutton Place Hotel, Chicago, Illinois, on Thursday, December 3, 1998, at 9:00 a.m. and at any adjournment thereof.

            The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1 and "FOR" Item 2.

            ITEM 1. Election of Directors.

/  /  For all nominees listed below (except as marked to the contrary below)

/  /  WITHHOLD AUTHORITY to vote for all nominees

            INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

            G. Cohn, J. McHugh, M. O'Hanlon, N. Shapiro, W. Goldberg, H. Roberts

            ITEM 2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1999.

/  /  For                              /  /  Against
/  /  Abstain


            ITEM 3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.




                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                 PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE
                              AND RETURN PROMPTLY.

            THE PROXY HOLDERS ARE DIRECTED TO VOTE AS SET FORTH ABOVE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED AND DATED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY HOLDERS WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

            The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders and of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting.


            Dated: __________________________, 1998
                   Signature(s):

                   Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as an agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.


                                       20